Exhibit 99.1

Contact:	Mark Herr
News Media
(O): 212-770-3505
(C): 718-685-9348

Liz Werner
Investment Community
(O): 212-770-7074
AIG ADOPTS TAX ASSET PROTECTION PLAN
NEW YORK, March 9, 2011 — American International Group, Inc. (AIG) announced today that its Board of Directors has adopted a Tax Asset Protection Plan (the Plan) designed to protect AIG’s substantial tax assets. This Plan is similar to tax benefit protection plans adopted by other public companies with significant tax attributes. As of December 31, 2010, AIG had a U.S. federal net operating loss carryforward of approximately $32.3 billion, $27.8 billion in capital loss carryforwards and $4.6 billion in foreign tax credits carryforward.
     “This Plan is designed to protect AIG’s valuable tax assets by reducing the likelihood of an unintended ‘ownership change’ through actions involving AIG’s securities,” said Robert S. Miller, AIG Chairman. “The Plan is particularly important as the U.S. Department of the Treasury begins to reduce its position in AIG.”
     AIG’s ability to use its tax attributes may be significantly limited if there were an “ownership change” as defined under Section 382 of the Internal Revenue Code and related Internal Revenue Service pronouncements. In general, an ownership change will occur when the percentage of AIG’s ownership (by value) of one or more “5-percent shareholders” (as defined in the Code) has increased by more than 50 percent over the lowest percentage owned by such shareholders at any time during the prior three years (calculated on a rolling basis).
     As part of the Plan, the AIG Board of Directors today declared a dividend of one preferred share purchase right (a Right) for each outstanding share of AIG common stock, par value $2.50 per share (AIG common stock). The Rights will be distributable to shareholders of record as of March 18, 2011, as well as to holders of AIG common stock issued after that date.
     The Plan is designed to reduce the likelihood that AIG will experience an ownership change by discouraging any person from becoming a 5-percent shareholder. There is no guarantee, however, that the Plan will prevent AIG from experiencing an ownership change. AIG may pursue other ways to protect AIG’s substantial tax assets.
     AIG’s Board of Directors has the discretion under certain circumstances to exempt acquisitions of AIG securities from the provisions of the Plan. The Plan may be amended by the Board at any time. AIG expects to ask shareholders to ratify the Plan at the next Annual Meeting of Shareholders. The issuance of the Rights will not affect AIG’s reported earnings per share and is not taxable to AIG or its shareholders.
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     Additional information regarding the Plan will be contained in a Form 8-K and in a Registration Statement on Form 8-A that AIG is filing with the Securities and Exchange Commission.
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     This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect AIG’s current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Except for AIG’s ongoing obligation to disclose material information as required by federal securities laws, it does not intend to provide an update concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof.
     American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries. AIG companies serve commercial, institutional and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.
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